Exhibit 21.1
LIST OF SUBSIDIARIES OF EVERCOMMERCE INC.

Subsidiaries	Jurisdiction of Incorporation or Organization
Advanced Marketing Concepts, LLC d/b/a MarketSharp	Wisconsin
AlertMD, Inc.	Delaware
AllMeds Inc.	Tennessee
Bold Technologies Ltd.	Colorado
Briostack LLC	Utah
Callahan Roach, LLC dba Profit Rhino	Delaware
CollaborateMD, Inc.	Florida
Customer Lobby, LLC	California
EverHealth Solutions Inc. d/b/a DrChrono	Delaware
Dynascape Software, Inc.	British Columbia
E Provider Solutions, L.L.C.	South Dakota
EMHware Software Inc.	British Columbia
EverCommerce CAN Inc.	Delaware
EverCommerce Intermediate Inc.	Delaware
EverCommerce NZ Company Ltd.	New Zealand
EverCommerce Solutions Inc.	Delaware
EverPro Edge, LLC	Delaware
Fieldpoint Service Applications Inc.	British Columbia
FSM Technologies, LLC	Delaware
GoodTherapy.org, LLC	Alaska
GuildQuality Inc.	South Carolina
Improveit! 360, LLC	Ohio
iSalus, LLC	Delaware
JOBLYT, LLC dba ZyraTalk	Arizona
Joist Software Inc.	British Columbia
Listen360, Inc.	Georgia
Norman's Dojo, Inc. d/b/a Kickserv	Delaware
OnVision Solutions, Inc. d/b/a The Studio Director	Colorado
Perennial Software, LLC	Delaware
PM Ventures, LLC	Texas
RoofSnap, LLC	Georgia
SalonBiz, Inc.	Louisiana
Secure Global Solutions, LLC	California
Security Information Systems, LLC	Michigan
Service Nation Inc.	Texas
Speetra Inc. d/b/a pulseM	Texas
Timely Limited	New Zealand

Exhibit 21.1

Timely Software Ltd.	England
Timely Software Pty. Ltd.	Australia
Timely Software, LLC	Delaware
TPC Acquisition, LLC d/b/a Therapy Partner	Delaware
Updox LLC	Delaware
Zenvoice Software Inc.	British Columbia